Exhibit 99.1

SHAREHOLDER NEWS
FOR IMMEDIATE RELEASE
CONTACT: Patrick Waddy
770-441-2051

IMMUCOR ANNOUNCES RECORD FISCAL FIRST QUARTER
REVENUES

NORCROSS, GA. (October 3, 2007) – Immucor, Inc. (Nasdaq/NM: BLUD), a global leader in providing automated instrument-reagent systems to the blood transfusion industry, today reported financial results for the fiscal first quarter ended August 31, 2007.

Revenue for the fiscal first quarter was a record $63.6 million, up 25% from $51.0 million in the same period last year. Of the $12.6 million total increase in revenues, approximately $1.5 million came from volume increases including instrument, warranty and service revenue in the United States, approximately $8.7 million came from price increases in the United States, approximately $1.6 million came from sales increases including instrument revenues outside the United States, and the effect of the change in the Euro, Japanese Yen and Canadian dollar exchange rates increased sales by approximately $0.8 million. Gross margin improved during the quarter to 72.1% up from 67.7% in the prior year quarter.

Net income for the first quarter was $17.8 million, up 39% from $12.7 million for the same quarter last year. Diluted earnings per share totaled $0.25 on 71.1 million weighted average shares outstanding, up from $0.18 on 70.2 million weighted average shares outstanding for the same period last year.

Sales of instruments were $5.1 million in the first quarter of fiscal 2008, an increase from $3.3 million in the fiscal 2007 first quarter. Most instrument sales in the United States are recognized over the life of the underlying reagent contract, which is usually 5 years. In the quarter ended August 31, 2007 approximately $2.9 million of instrument sales were deferred in this manner. As of August 31, 2007, deferred instrument revenues, including deferred service revenues, totaled $21.4 million.  Reagent gross margin grew to 80.6% during the first quarter of fiscal 2008 compared to 75.3% in the same period last year. The previously mentioned price increases were responsible for this improvement.

“We are pleased with our quarterly results,” said Dr. Gioacchino De Chirico, President and Chief Executive Officer. “Revenues and net income were both records for a fiscal first quarter, and revenues were also a record for any fiscal quarter.  Our strategies to grow our business and the execution of our plan continue to generate outstanding results in terms of revenues, margins and net income.” Commenting further, Dr. De Chirico stated, “Based on the very positive customer reaction to the launch of the Galileo ECHOTM in the United States and Europe we believe we can achieve future market share gains and revenue growth through continued Galileo® placements and now placements of the Galileo ECHOTM.  We previously announced that the Company has commenced research and development work on a second generation Galileo and we expect that improvements in the second generation Galileo will extend by several years the life of the instrument in the market. As of August 31, 2007, the Company had received purchase orders for a total of 504 Galileo instruments worldwide (an increase of 23 in the quarter), including 292 in Europe, 210 in North America and 2 in Japan, and 456 of these instruments were generating reagent revenues, an increase of 33 in the quarter. As of August 31, 2007, the Company had received purchase orders for a total of 30 Echo instruments worldwide.”

Selected Highlights

–Sales of traditional reagent products, i.e., products not using the Company’s patented Capture® technology, increased $7.6 million, or 20%, from $37.5 million in the first quarter of 2007 to $45.1 million in the first quarter of 2008. Sales of Capture products increased approximately $2.7 million to $11.9 million, a 30% increase over the prior year quarter.

–The gross margin on traditional reagents was 79.6% for the current quarter, compared with 74.2% in the prior year quarter. The increase in gross margin is primarily due to price increases in the United States.  The gross margin on Capture® products was 84.6% for the current quarter, compared with 79.8% in the prior year quarter.  Sales of instruments were $5.1 million in the first quarter of 2008 compared to $3.3 million in the first quarter of 2007. The gross margin on instruments, including the impact of the cost of providing service, was a negative 4.1% for the current quarter, compared to a negative 31.2% for the same quarter last year

–The effect on revenues of the change in the Euro, Japanese Yen and Canadian dollar exchange rates was an increase of approximately $0.8 million for the first quarter of fiscal 2008 as compared to the prior year quarter.  The effect on net income of the change in the Euro, Japanese Yen and Canadian dollar exchange rates was an increase of approximately $0.1 million in the quarter ended August 31, 2007 as compared to the prior year quarter.

–Distribution expenses increased by $0.4 million in the first quarter and selling and marketing expenses increased by $2.0 million as compared to the prior year quarter. Selling and marketing expenses in the United States were impacted by an increase of $0.5 million in personnel costs, an increase in travel costs of $0.2 million, an increase in sales meeting and convention costs associated with the Echo launch of $0.3 million, and an increase in commission expense of $0.2 million General and administrative expenses increased by $0.7 million for the first quarter of fiscal 2008 as compared to the prior year quarter. General and administrative expenses were impacted by a $0.3 million increase in personnel costs, a $0.8 million increase in management bonus and stock based compensation expense, a $0.3 million increase in tax services, and a $0.3 million increase in FICA expense associated with employee stock option exercises, partially offset by a $1.0 million decrease in audit and SOX costs. Research and development expenses increased by $0.8 million to $2.1 million in the first quarter caused by a $0.6 million in costs associated with the work on the second generation Galileo, and an increase in personnel costs of $0.1 million. Restructuring costs related to the Houston closure were $0.5 million in the first quarter an increase of $0.1 million compared to the prior year quarter.

– Human collagen sales increased approximately $0.4 million to $1.5 million. We plan to discontinue the production of collagen in calendar 2007 when our present commitment to a third party expires. The gross margin on human collagen sales was 8.4% during the quarter, compared with 37.5% in the prior year quarter.

–Operations continue to generate strong cash flow. Cash, cash equivalents and marketable securities totaled $124.8 million at the end of the current quarter compared to $113.6 million at May 31, 2007.

Immucor, Inc. will host a conference call October 4, 2007 at 8:30 a.m. (EDT) to review these results.  Investors are invited to participate in this conference call with Dr. Gioacchino De Chirico, President and Chief Executive Officer; Patrick Waddy, Chief Financial Officer, and Edward L. Gallup, consultant. The call will focus on the results for the first quarter and general business trends.  This earnings release will be posted on Immucor’s website, as well as any material financial information that may be discussed by Messrs. De Chirico, Waddy or Gallup during this call that is not contained in the earnings release.  Both this earnings release and the additional financial information, if any, will be posted as soon as practicable after the call on the investor news section of Immucor’s website.  To access this information once posted, go to Immucor’s website at www.immucor.com and click on “About Us – Press Releases.” To participate in the telephone conference call, dial 1-800-593-0187, pass code BLUD. Replays of the conference call will be available for one week beginning at 12:00 PM on October 04, 2007 by calling 1-888-484-8256.  Beginning October 11, 2007, audio of the conference call or a transcript of the audio will be available on the “About Us – Press Releases” page of the Immucor website.

Founded in 1982, Immucor manufactures and sells a complete line of reagents and systems used by hospitals, reference laboratories and donor centers to detect and identify certain properties of the cell and serum components of blood prior to transfusion. Immucor markets a complete family of automated instrumentation for all of its market segments.

For more information on Immucor, please visit our website at www.immucor.com.

Statements contained in this press release that are not statements of historical fact are “forward-looking statements” as that term is defined under federal securities laws, including, without limitation, all statements concerning Immucor’s expectations, beliefs intentions or strategies for the future.  Forward-looking statements may be identified by words such as “plans,” “expects,” “believes,” “anticipates,” “estimates,” “projects,” “will,” “should” and other words of similar meaning used in conjunction with, among other things, discussions of future operations, financial performance, product development and new product launches, FDA and other regulatory applications and approvals, market position and expenditures.  Factors that could cause actual results to differ materially from those expressed in any forward-looking statement include the following: lower than expected market acceptance of our new Galileo Echo instrument; the decision of customers to defer capital spending; the inability of customers to efficiently integrate our instruments into their blood banking operations; increased competition in the sale of instruments and reagents, particularly in North America; product development or regulatory obstacles; the ability to hire and retain key managers; changes in interest rates; fluctuations in foreign currency conversion rates; the ability of the Company’s Japanese subsidiary to attain expected revenue, gross margin and net income levels; the outcome of any legal claims known or unknown; delays in regulatory approvals required to move Houston manufacturing to another Company facility; other currently unforeseen events that could delay the move; higher than expected Houston closure costs; higher than expected manufacturing consolidation costs; the unexpected application of different accounting rules; and general economic conditions.  Further risks are detailed in the Company’s filings with the Securities and Exchange Commission.  Investors are cautioned not to place undue reliance on any forward-looking statements.  Immucor assumes no obligation to update any forward-looking statements.

IMMUCOR, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands except per share data)
(Unaudited)

	Three Months Ended
	August 31, 2007	August 31, 2006

NET SALES	$63,632	$51,040

COST OF SALES	17,751	16,504

GROSS PROFIT	45,881	34,536

OPERATING EXPENSES
Research and development	2,055	1,226
Selling and marketing	7,569	5,559
Distribution	2,684	2,288
General and administrative	5,880	5,222
Restructuring expense	531	387
Amortization expense and other	86	87
Total operating expenses	18,805	14,769

INCOME FROM OPERATIONS	27,076	19,767

NON-OPERATING INCOME (EXPENSES)
Interest income	1,113	518
Interest expense	(95)	(117)
Other, net	(182)	(61)
Total non-operating income	836	340

INCOME BEFORE INCOME TAXES	27,912	20,107
PROVISION FOR INCOME TAXES	10,162	7,374
NET INCOME	$17,750	$12,733

Earnings per share:
Per common share – basic	$0.26	$0.19
Per common share – assuming dilution	$0.25	$0.18

IMMUCOR, INC.
Selected Condensed Consolidated Balance Sheet Items
(Amounts in thousands)
	August 31, 2007	May 31, 2007
	(Unaudited)

Cash	$124,778	$113,551
Accounts receivable – trade	50,309	47,768
Inventory	34,578	29,320
Total current assets	219,375	199,820
Property and equipment – net	32,024	30,245
Total assets	299,926	275,478

Accounts payable	7,640	8,056
Total current liabilities	44,530	36,955
Other liabilities	15,774	19,075
Shareholders’ equity	239,622	219,448